                                                                    Exhibit 99.1



FOR IMMEDIATE RELEASE

Contact: Ron Zollars
         858/826-7896

         SAIC ANNOUNCES FINANCIAL RESULTS FOR FISCAL YEAR 2002 AND RECORD REVENUES FOR THE 33RD CONSECUTIVE YEAR


         (SAN DIEGO) April 8, 2002 -- Science Applications International Corporation (SAIC) today announced results for the fiscal year ended January 31, 2002 (Fiscal 2002).

         SAIC achieved revenues of $6.1 billion, reflecting a growth rate of 3 percent over the previous year's revenues of $5.9 billion. The company achieved this overall growth rate in spite of the dramatic slowdown in the telecommunications industry affecting Telcordia Technologies, its telecommunications subsidiary, largely due to strong revenue performance in its government and other commercial businesses.

         Operating income for Fiscal 2002, including gains from the sale of business units, was $455 million compared to $521 million for Fiscal 2001. Excluding gains from the sale of business units in Fiscal 2002 and 2001, operating income was $445 million compared to $400 million, respectively. The improved operating results in Fiscal 2002 were driven by strong performance in the company's government and other commercial businesses and were net of significant restructuring costs at Telcordia.

         Non-operating income for Fiscal 2002 includes $456 million of net loss on marketable securities and other investments as compared to $2.7 billion of net gain on marketable securities and other investments in Fiscal 2001. The majority of the Fiscal 2002 net loss relates to impairment charges on the company's remaining investment in VeriSign, Inc. The Fiscal 2001 net gain primarily reflected gains on the company's sale of shares in Network Solutions, Inc. and exchange of shares in Network Solutions, Inc. for VeriSign, Inc. shares, offset by impairment charges primarily related to the subsequent decline in the company's investment in VeriSign, Inc. Net income was $19 million in Fiscal 2002 compared to $2.1 billion in Fiscal 2001, reflecting the after-tax effect of these non-operating income items.

         "The company has achieved increased revenues every year since our inception in 1969," said Dr. J. Robert Beyster, SAIC chairman, president and chief executive officer. "We overcame significant challenges this year, particularly in the telecommunications marketplace, and have made difficult, but necessary, operating adjustments at Telcordia. The continuing fall of the technology stock market and its effect on our investment portfolio, most notably our investment in VeriSign, Inc., further intensified our resolve to meet our operating income goals. Most importantly, our employee owners concentrated on delivering outstanding services and products to our customers during a period of unprecedented change."

         Revenues for the fourth quarter of Fiscal 2002 were $1.57 billion, compared to $1.64 billion in the fourth quarter of Fiscal 2001, driven by lower revenues at Telcordia. Operating income in the fourth quarter was $135 million in Fiscal 2002 as compared to $221 million in Fiscal 2001. Excluding gains from the sale of business units in Fiscal 2002 and 2001, fourth quarter operating income was $132 million and $131 million, respectively. The fourth quarter overall net loss was $158 million in Fiscal 2002 compared to a net loss of $736 million in Fiscal 2001, primarily as a result of impairment charges related to the company's investment in VeriSign, Inc.

         "With record contract awards of $13.6 billion in Fiscal 2002, we are well positioned to continue helping our government and commercial clients solve their difficult technical problems," added Beyster.

         Throughout the year, SAIC's wholly-owned subsidiary, SAIC Venture Capital Corporation made new strategic investments totaling $57 million in 12 companies.

         SAIC continued to increase its share of the federal government marketplace by winning several major contracts and task orders. They include:

         - An award from the Defense Information Systems Agency to support the Defense Information System Network Global Solution. The maximum cumulative value is approximately $3 billion.

         - A contract from the National Cancer Institute (NCI) to continue performing and supporting cancer and AIDS research at NCI's federally funded research and development center located in Frederick, Md. The five-year contract is valued at $1.2 billion. NCI has the option to extend the contract for an additional two years, which would increase the value to $1.8 billion.

         - A contract from the U.S. Air Force to provide services under the Flexible Acquisition and Sustainment Tool (FAST) program. The FAST program was established to improve responsiveness of warfighter support. The contract is estimated at $1.25 billion and will be performed over a period of seven years.

         - A task order from the U.S. Navy Space and Naval Warfare System Command (SPAWAR) to provide SPAWAR with systems engineering and integration technical support. The task order has a potential ceiling value of more than $596 million and was awarded by the General Services Administration (GSA) Federal Systems Integration and Management Center through the GSA Millenia contract.

         - A contract awarded to AMSEC LLC, a partnership between SAIC and Northrop Grumman Newport News, to provide integrated installation support services for U.S. Navy militarized and commercial off-the-shelf command, control, communications, computers, intelligence, surveillance and reconnaissance systems. The five-year contract is valued at more than $422 million.

            - An Air Combat Command (ACC) Contracted Advisory and Assistance Services II contract to an SAIC-led team. Under the terms of the agreement, SAIC will provide management and professional services, analyses, evaluations, engineering and technical services to Headquarters, ACC located at Langley Air Force Base, Va. The five-year contract has a potential value of $300 million.

            - The Industrial Prime Vendor (IPV) contract from the Defense Logistics Agency Defense Supply Center Philadelphia (DSCP) to support the Air Force's three Air Logistics Centers, located in Warner Robins, Ga., Oklahoma City, Okla., and Ogden, Utah. This is an extension of the previous DSCP IPV contract with three, one-year options. The contract has a potential ceiling value of more than $200 million.

            - The information technology support services contract to a team led by SAIC from the U.S. Department of Agriculture Farm Service Agency and Natural Resources Conservation Service . The contract has a potential value of $175 million, and will be performed over a period of five years.

            - A contract from NASA Langley Research Center (LaRC) to provide atmospheric science research and technology support services to LaRC's Atmospheric Sciences Competency . The contract, potentially valued at more than $150 million, will support a staff of nearly 300 in Hampton, Va., and be performed over a period of five years.

            - Two major contracts from the Department of Defense to design, develop and field the Joint Network Management System, a joint communications planning and management system; and for technical support services, including training, testing, fielding support and software maintenance. The two contracts have a total estimated value of approximately $75 million and will run simultaneously.

         SAIC enhanced its growth with several strategic acquisitions and mergers during Fiscal 2002, including:

            - SAIC Limited acquired substantially all of the Oracle Energy Downstream (OED) Division from Oracle
                     Corporation, including the OED product suite, the Site Fuels Management product and existing customer contracts.

            - The Defense Technology Group acquired three business units of Maxwell Technologies' wholly-owned subsidiary Maxwell Technologies Systems Division, Inc.
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            -        SAIC acquired Bunyard Enterprises Inc. (BEI) of
                     Alexandria, Va. BEI, a senior-level government and industry consulting firm, supports top defense, aerospace, engineering and research organizations worldwide in the public and private sectors.

         SAIC, ranked #294 on the Fortune 500(R), is the nation's largest employee-owned research and engineering company, providing information technology, systems integration and eBusiness products and services to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment and financial services. With annual revenues of $6.1 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

                                       ###


Statements in this announcement other than historical data and information constitute forward-looking statements that involve risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be very different from the results, performance or achievements expressed or implied by such forward-looking statements. Some of these factors include, but are not limited to, the risk factors set forth in the Company's Annual Report on Form 10-K for the period ended January 31, 2002, and such other filings that the Company makes with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof.

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                           YEAR ENDED JANUARY 31
                                                                                -------------------------------------------
                                                                                    2002            2001            2000
                                                                                -----------     -----------     -----------
                                                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues ...................................................................    $ 6,094,508     $ 5,895,678     $ 5,529,676
Costs and expenses:
   Cost of revenues ........................................................      4,882,059       4,626,803       4,303,862
   Selling, general and administrative expenses ............................        767,264         868,504         877,633
   Gain on sale of business units, net .....................................         (9,784)       (120,507)        (30,198)
   Gain on sale of subsidiary common stock .................................                                       (698,374)
                                                                                -----------     -----------     -----------

Operating income ...........................................................        454,969         520,878       1,076,753
                                                                                -----------     -----------     -----------

Non-operating income (expense):
   Net (loss) gain on marketable securities and other investments, including
      impairment losses ....................................................       (455,752)      2,656,433           2,498
   Interest income .........................................................         51,656         108,749          54,667
   Interest expense ........................................................        (18,099)        (19,615)        (27,274)
   Other income (expense), net .............................................         11,127          24,764          (1,059)
   Minority interest in income of consolidated subsidiaries ................        (16,849)        (12,616)        (44,200)
                                                                                -----------     -----------     -----------

Income before income taxes .................................................         27,052       3,278,593       1,061,385
Provision for income taxes .................................................          8,846       1,219,637         441,536
                                                                                -----------     -----------     -----------

Income before cumulative effect of accounting change .......................         18,206       2,058,956         619,849
Cumulative effect of accounting change, net of tax .........................            711
                                                                                -----------     -----------     -----------

Net income .................................................................    $    18,917     $ 2,058,956     $   619,849
                                                                                ===========     ===========     ===========


Earnings per share:
   Basic:
      Before cumulative effect of accounting change ........................    $       .08     $      8.76     $      2.61
      Cumulative effect of accounting change, net of tax ...................            .01              --              --
                                                                                -----------     -----------     -----------
                                                                                $       .09     $      8.76     $      2.61
                                                                                ===========     ===========     ===========



   Diluted, before and after cumulative effect of accounting change ........    $       .08     $      8.11     $      2.42
                                                                                ===========     ===========     ===========



Common equivalent shares:
   Basic ...................................................................        215,016         235,037         237,586
                                                                                ===========     ===========     ===========


   Diluted .................................................................        228,465         253,954         256,268
                                                                                ===========     ===========     ===========

                 SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                                             JANUARY 31
                                                                                    ---------------------------
                                                                                        2002            2001
                                                                                    -----------     -----------
                                                                                           (IN THOUSANDS)

                                     ASSETS

Current assets:
   Cash and cash equivalents ...................................................    $   480,004     $   644,492
   Restricted cash .............................................................          4,845          12,665
   Short-term investments in marketable securities .............................        708,945         701,750
   Receivables, net ............................................................      1,238,789       1,355,713
   Prepaid expenses and other current assets ...................................         97,559          92,939
   Deferred income taxes .......................................................         56,192          93,775
                                                                                    -----------     -----------

        Total current assets ...................................................      2,586,334       2,901,334
Property, plant and equipment ..................................................        555,340         535,524
Intangible assets ..............................................................        184,581         225,924
Long-term investments in marketable securities .................................        815,548       1,676,621
Prepaid pension assets .........................................................        546,137         540,113
Other assets ...................................................................        259,749         212,614
                                                                                    -----------     -----------

                                                                                    $ 4,947,689     $ 6,092,130
                                                                                    ===========     ===========



                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable and accrued liabilities ....................................    $ 1,068,220     $ 1,173,569
   Accrued payroll and employee benefits .......................................        384,548         399,025
   Income taxes payable ........................................................        220,869         180,304
   Notes payable and current portion of long-term debt .........................         37,294          31,897
                                                                                    -----------     -----------

        Total current liabilities ..............................................      1,710,931       1,784,795
Long-term debt, net of current portion .........................................        123,472         118,746
Deferred income taxes ..........................................................        254,216         538,567
Other long-term liabilities ....................................................        302,115         281,225
Minority interest in consolidated subsidiaries .................................         33,202          24,640
Stockholders' equity:
   Class A Common Stock, $.01 par value ........................................          1,993           2,202
   Class B Common Stock, $.05 par value ........................................             13              14
   Additional paid-in capital ..................................................      1,550,716       1,393,600
   Retained earnings ...........................................................        956,042       1,918,253
   Other stockholders' equity ..................................................        (56,309)        (41,694)
   Accumulated other comprehensive income ......................................         71,298          71,782
                                                                                    -----------     -----------

        Total stockholders' equity .............................................      2,523,753       3,344,157
                                                                                    -----------     -----------

                                                                                    $ 4,947,689     $ 6,092,130
                                                                                    ===========     ===========